Exhibit 99.1

                                                      For Immediate Release

CONTACT:    Anne A. Tarbell
            Triarc Companies, Inc.
            212/451-3030
            www.triarc.com

                    TRIARC TO SELL SNAPPLE BEVERAGE GROUP TO
                                CADBURY SCHWEPPES

                        ENTERPRISE VALUE OF $1.45 BILLION

New York, September 18, 2000 -- Triarc Companies, Inc. (NYSE: TRY) announced today that it has signed a definitive agreement to sell its Snapple Beverage Group to Cadbury Schweppes plc (LSE: CBRY, NYSE: CSG) at an enterprise value of $1.45 billion. The purchase price will consist of approximately $910 million in cash plus the assumption of approximately $420 million of debt. Following the closing, a cash payment will be made by Snapple Beverage Group for employee options. Snapple Beverage Group owns the leading premium beverage brands - Snapple(R), Mistic(R) and Stewart's(R) - and a soft drinks concentrates business whose brands include Royal Crown(R), Diet Rite(R), RC Edge(TM) and Nehi(R).

The transaction is expected to close in the fourth quarter of 2000, subject to antitrust filings and customary closing conditions. As a result of the sale, Triarc intends to withdraw its previously announced filing for an initial public offering of the Snapple Beverage Group.

Cadbury Schweppes will assume Triarc's $360 million ($118.5 million current accreted value) zero coupon convertible subordinated debentures due 2018 and Snapple's $300 million 10 1/4% senior subordinated notes due 2009. In addition, prior to the closing, Triarc will repay approximately $450 million outstanding under Snapple's existing credit facilities, subject to adjustment at closing.

Following the closing, a cash payment of approximately $120 million will be made by Snapple Beverage Group for employee options. In consideration for providing Cadbury with the benefit of a 338(h)(10) election under the Internal Revenue Code, Triarc will receive from Cadbury an additional cash payment of approximately $200 million to offset the additional tax liability that will result from the election.

Triarc expects to record a pre-tax gain on the transaction in excess of $700 million (in excess of $400 million after tax and other adjustments), or in excess of $16.00 per fully diluted share, from the Snapple sale.

Upon completion of the Snapple sale, Triarc will continue to own the Arby's(R) restaurant franchise business, which had EBITDA of $50.0 million for the last 12 months. Arby's has an approximately 73% share of the roast beef sandwich segment of the quick service restaurant category. Triarc also franchises the T.J. Cinnamons(R) and Pasta Connection(R) brands. Triarc will be nearly debt-free, with a strong cash position in excess of $400 million and total debt of approximately $20 million. Triarc will evaluate options for the use of the Snapple sale proceeds, including investments in new businesses which management believes can build shareholder value.

Nelson Peltz, Chairman and Chief Executive Officer of Triarc, said, "With the sale to Cadbury Schweppes, we have realized substantial value from our Snapple Beverage Group investment. Over the past few years, Mike Weinstein and his team have done an extraordinary job in turning around Snapple and building the Mistic, Stewart's and Royal Crown businesses. We wish the Snapple Beverage Group team all the best with Cadbury Schweppes and thank them for their many contributions to Triarc." Morgan Stanley Dean Witter acted as the primary financial advisor to Triarc on this transaction. Triarc is a leading premium beverage company (Snapple, Mistic and Stewart's), a producer of soft drink concentrates (Royal Crown, Diet Rite, RC Edge and Nehi) and restaurant franchisor (Arby's, T.J. Cinnamons and Pasta Connection).

                                      # # #
                                 Notes to Follow



                             NOTES TO PRESS RELEASE

     1. There can be no assurance that the sale of the Snapple Beverage Group will be consummated.

     2. The statements in this press release that are not historical facts, including most importantly, those statements preceded by, followed by, or that include the words "may", "believes", "expects", "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). For those statements, Triarc Companies, Inc. (the "Company") claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are based on our expectations and are susceptible to a number of risks, uncertainties and other factors, and our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following: competition, including product and pricing pressures; success of operating initiatives; the ability to attract and retain customers; development and operating costs; advertising and promotional efforts; brand awareness; the existence or absence of adverse publicity; market acceptance of new product offerings; new product and concept development by competitors; changing trends in customer tastes and demographic patterns; the success of multi-branding;
availability, location and terms of sites for restaurant development by franchisees; the ability of franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development; the performance by material customers of their obligations under their purchase agreements; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; availability and cost of raw materials, ingredients and supplies; the potential impact on franchisees' store level sales and resulting royalty revenues that could arise from interruptions in the distribution of supplies of food and other products to franchisees; general economic, business and political conditions in the countries and territories in which the Company operates, including the ability to form successful strategic business alliances with local participants; changes in, or failure to comply with, government regulations, including franchising laws, accounting standards, environmental laws and taxation requirements; the costs, uncertainties and other effects of legal and administrative proceedings; the impact of general economic conditions on consumer spending; and other risks and uncertainties affecting the Company and its subsidiaries detailed in the Company's Annual Report on Form 10-K for the year ended January 2, 2000 and other current and periodic filings by the Company with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is the Company's policy generally not to make any specific projections as to future earnings, and the Company does not endorse any projections regarding future performance that may be made by third parties.